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Exhibit 3.6

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LINENS HOLDING CO.

February 14, 2006

        Linens Holding Co., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

        1.     The name of this corporation is Linens Holding Co. (the "corporation"). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 7, 2005 under the name "Laundry Holding Co."

        2.     This Amended and Restated Certificate of Incorporation (a) has been adopted in accordance with the provisions of Sections 242 and 245 of the DGCL and (b) amends and restates the Certificate of Incorporation of this Corporation.

        3.     The Certificate of Incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:

        FIRST:    The name of the corporation is Linens Holding Co. (hereinafter the "Corporation").

        SECOND:    The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD:    The purpose of the Corporation is to engage in any Lawful act or activity for which corporations may be organized under the DGCL.

        FOURTH:    The total number of shares of capital stock which the Corporation shall have authority to issue is 15,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock").

        FIFTH:    The Corporation shall be entitled to treat the person in whose name any shares of its capital stock are registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not the Corporation shall have notice thereof, except as required by applicable law.

        SIXTH:    In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend and repeal the By-Laws of the Corporation.

        SEVENTH:    The Corporation expressly elects not to be governed by Section 203 of the DGCL.

        EIGHTH:    To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time. No repeal or modification of this Article EIGHTH by the stockholders shall adversely affect any right or protection of a director of the Corporation existing by virtue of this Article EIGHTH at the time of such repeal or modification.

        NINTH:    Except as set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

        IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation as of the date first written above.

By: /s/ Andrew Jhawar
Name:	Andrew Jhawar
Title:	Vice President

Signature Page to Amended and Restated Certificate of Incorporation

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LINENS HOLDING CO. February 14, 2006